As filed with the Securities and Exchange Commission on October 29, 2015
Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hewlett Packard Enterprise Company
(Exact Name of Registrant as Specified in its Charter)
Delaware	47-3298624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 Hanover Street, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Hewlett Packard Enterprise 401(k) Plan
(Full Title of the Plan)
Rishi Varma
Secretary
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, CA
(650) 857-1501
(Name, Address, and Telephone Number,
Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed aximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.01 per share	10,000,000	$16.10	$161,000,000	$16,212.70

(1)	This Registration Statement covers such additional and indeterminate number of shares of the Common Stock of the Registrant as may become issuable by reason of stock dividends, stock splits or similar transactions. In addition, pursuant to Rule 416(c) of the Securities Act of 1933 as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low sales prices per share of the Common Stock of the Registrant on the "when issued" trading market as reported on the New York Stock Exchange on October 28, 2015.

Part I
Information Required in the Section 10(A) Prospectus

The documents containing the information specified in this Part I will be delivered to the participants in the Hewlett Packard Enterprise 401(k) Plan (the "Plan") covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.
The following documents, which have been filed by Hewlett Packard Enterprise Company (the "Registrant") with the Commission, are hereby incorporated by reference in this Registration Statement:
(a)	The Registrant's Registration Statement on Form 10, initially filed with the Commission on July 1, 2015, as amended, including the description of the Registrant's Common Stock contained therein, and any amendment or report filed for the for the purpose of updating such description; and
(b)	The Registrant's Current Report on Form 8-K (excluding any information furnished under Items 2.02 and 7.01 thereof), filed on October 13, 2015.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
        The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, and the Registrant's amended and restated certificate of incorporation will include such an exculpation provision.  The Registrant's amended and restated certificate of incorporation and amended and restated bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant's request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant's amended and restated bylaws will also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL.  The Registrant's amended and restated bylaws will expressly authorize the Registrant to carry directors' and officers' insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.
        The limitation of liability and indemnification provisions that will be in the Registrant's amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions will not limit or eliminate the Registrant's rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
See the Exhibit Index on the page immediately following the signature pages to the Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9.  Undertakings.
(a)                  The Registrant hereby undertakes:
(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on this day of October 29, 2015.
HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of  Tim Stonesifer, John F. Schultz and Rishi Varma as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Ayers	President	October 29, 2015
Joseph Ayers

/s/ Catherine A. Lesjak	Chief Financial Officer and Director	October 29, 2015
Catherine A. Lesjak

/s/ Rishi Varma	Director	October 29, 2015
Rishi Varma

/s/ Jeremy Cox	Director	October 29, 2015
Jeremy Cox

/s/ Jim Rittinger	Director	October 29, 2015
Jim Rittinger

/s/ Michael J. Angelakis	Director	October 29, 2015
Michael J. Angelakis

EXHIBIT INDEX
Exhibit Number	Description of Exhibit

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to Form 10 filed by the Registrant on September 28, 2015).
4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to Form 10 filed by the Registrant on September 28, 2015).
*4.3	Hewlett Packard Enterprise 401(k) Plan.
*23.1	Consent of Independent Registered Public Accounting Firm.
*24	Powers of Attorney (included as part of the signature pages of the Registration Statement).

Note:  An opinion of counsel as to the legality of the securities being registered is not included because original issuance securities will not be acquired.   Neither an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended nor a determination letter that the Plan is qualified under the Internal Revenue Service is included.  The Registrant, the sponsor of the Plan, will submit the Plan and any amendments to the IRS in a timely manner and will make all changes required in order to qualify the Plan.

* Filed herewith.